Asset Purchase Agreement

1.

Parties. Effective this 20th day of March 2012, the parties to this Asset Purchase Agreement ("APA" or "Agreement") agree to the terms and conditions set forth herein. The parties to this agreement are the following:

Buyer: 79th Street Mines, LLC.

John Clinedinst, Managing Member 2510 Warren Street

Cheyenne, Wyoming 82001-3163

Mail Address: 232 Madison Avenue, Suite 204 New York, NY 10016

Seller:  Deer Trail Mining Company, LLC, a Nevada limited liability company and wholly-owned subsidiary of Unico, Incorporated. ("DTM")

1000 West Deer Trail Road

Marysvale, Utah 84750

Mail Address: c/o Edward E. Winders, 1440 Saint Mary Street

New Orleans, LA 70130

Parent: Unico, Incorporated, an Arizona corporation which currently owns all of the outstanding equity interests in Seller and in Silver Bell Mining Company, Inc., a Utah corporation ("Silver Bell")

Mail Address: c/o Edward E. Winders, 1440 Saint Mary Street

New Orleans, LA 70130

2.

DTM Bridge Loan. On or before March 30, 2012, Buyer shall lend Seller $2,323,489 on a senior secured basis (the "DTM Bridge Loan"). The DTM Bridge Loan shall be secured by a first lien secured interest in all of Seller's Assets as defined in paragraph 3. Below and shall have a two (2) year maturity, at which point in time both principal and interest shall be paid in full. The loan shall bear interest at a per annum rate equal to the sum of one-year LIBOR (as of the close of business on the day on which the DTM Bridge Loan is funded) plus one-half percent (0.5%) per annum or any portion thereof, which interest shall accrue during the first year and after the first year shall be payable in cash on a monthly basis in arrears. The DTM Bridge Loan shall also have such other terms and conditions as set forth in Schedules H, I and J attached hereto. The DTM Bridge Loan and any accrued interest thereon shall be extinguished upon the consummation of the DTM Asset Purchase as described below. The proceeds from the DTM Bridge Loan shall be used by DTM as follows: (i) first, to repay all outstanding liens, debts and other monetary encumbrances of Seller as set forth in the title report from Provoland Title Company as set forth on Schedule "D"; (ii) second, to pay the remaining proceeds to those payees as set forth in Schedule "G" attached hereto. As part of the consideration for providing Seller with the DTM Bridge Loan, Buyer shall also receive for no additional payment all of Parent's equity interest in Silver Bell.

3. Asset Purchase Price and Terms.

a.

On or before April 16, 2012 ("Closing Date" or "DTM Asset Purchase Closing Date"), Buyer shall purchase from, and pay to, DTM for all of its assets as described in paragraph 3.e. below (the "Assets") for the following consideration: (i) the sum of $7,676,511 cash; and (ii) a redemption and extinguishment of the DTM Bridge Loan (including accrued interest) without any consideration paid to Buyer (collectively, the "Asset Purchase" or the "DTM Asset Purchase Closing"),

b.

If for any reason Buyer does not complete the Asset Purchase on or before April 16, 2012, then Seller shall have the unilateral right to cancel this Agreement upon three days written notice to Buyer. In the event of such termination, Buyer shall (i) retain the DTM Bridge Loan and its equity interest in Silver Bell; and (ii) have no right, title or interest in the Assets other than as set forth in the DTM Bridge Loan.

c.

Buyer and Seller agree that Provoland Title Company shall be the escrow company for the Asset Purchase.

d.

In connection with the Asset Purchase and Seller's receipt of the consideration described in paragraph 3.a, above, Seller will convey and transfer the Assets to Buyer, together with any other documents or consents required to evidence that Buyer is the owner of the Assets.

e.

The "Assets" being sold to Buyer are defined as: (i) all of DTM's assets free and clear of all liens and encumbrances except as noted herein, including all patented and unpatented mining claims and real property (as described in Schedule "A" attached hereto), mine and mill facilities and equipment (as described in Schedules "A" and "B"), laboratory equipment and machinery (as described in Schedule "C"), water rights (as described in Schedule "A" under Real Property) and all other assets, tangible and intangible (the "Property"); and (ii) all studies, reports, maps, data, appraisals or other information regarding the geology of DTM's patented and unpatented mining claims which is in the possession of the Seller or Parent.

f. Concurrent with the Asset Purchase and through the escrow company, Buyer shall pay a brokerage fee of $600,000 to Buyer’s brokers. Buyer shall defend, indemnify and hold Seller and Parent harmless from any claims made by such brokers. The payment to such brokers by Buyer is wholly Buyer's responsibility and is exclusive of, and shall not reduce, any amounts or consideration paid to Seller.

g. By the Closing Date, Seller will have complied with its obligations to Crown Mines, L.L.C. pursuant to the Right of First Refusal ("ROFR") held by Crown Mines, as set forth in the agreement between Seller and Crown Mines dated May 31, 2007.

4.

Closing Date and Closing Conditions. The closing dates of the various transactions contemplated herein are more specifically set forth in paragraphs 2 and 3 above. Buyer acknowledges and agrees that possession of the Assets by Buyer will occur only after the Asset Purchase is completed.

5.

Termination Provisions. If Buyer does not pay Seller the amounts described in paragraphs 2 and 3 and on or before the times set forth therein, Seller may terminate this APA without any obligation to Buyer. Buyer may for any reason, with three days advance written notice to Seller and prior to the Closing Date, terminate its obligations with respect to the Asset Purchase. In the event of termination of this APA, Buyer and Seller will have no further liability or obligation to each other.

6.

Parent and Seller Representations. Parent represents that it owns all of the outstanding equity interest in Silver Bell and that it will (or will cause Silver Bell to) quitclaim in favor of Buyer any mining claims which Silver Bell may have, if any at all, in such claims; provided however Buyer acknowledges that Parent has not made any representations or warranties to Buyer regarding the extent of any such claims; and further provided that Parent shall not be obligated to incur any liabilities, costs, fees or expenses whatsoever in connection with such claims. Seller and Parent each represents that Parent owns all of the outstanding membership interests in Seller. Seller represents there are no material adverse conditions to the title to or permitting of the Property which would materially impair the Buyers' ability to use the Property and operate the mine, and which includes but is not limited to access, water permits, mining permits, environmental concerns, legal conditions or third party claims to include any conditions of employment, injury, personal or company liability that may affect the property, claims or permits in any adverse way and to that end holds Buyer harmless for any such claims occurring prior to the DTM Asset Purchase Closing Date. Any operating debt, notes, liens or encumbrances of Seller shall be satisfied upon receipt of final payment by the Seller for amounts noted in paragraph 3 b. herein, and the property purchased hereunder shall be transferred to Buyer free and clear of any encumbrance on the DTM Asset Purchase Closing Date, except as noted herein. Such agreement survives closing.

a. Seller represents that there is a mining royalty on raw value payable to Crown Mining of 5% on gold and 3% on all other minerals realized as set forth in the agreement between Seller and Crown Mines dated May 31, 2007.

7.

Survival of Parent's and Seller's Representations. All the representations and warranties made by Parent and Seller in paragraphs 6 and 14 herein or in any agreement, certificate or other document delivered by Parent or Seller or given by Parent or Seller pursuant to this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein and, notwithstanding such completion and any investigations made by or on behalf of the Purchaser, such covenants, representations and warranties shall continue in full force and effect for a period of twelve (12) months following the DTM Asset Purchase Closing Date, after which period Parent and Seller shall be released from their respective obligations and liabilities hereunder, including pursuant to paragraph 6 and 13, except as required by law.

8.

No Waiver Relating to Claims for Fraud. The liability of any party under this paragraph shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud; (ii) the time period during which a claim for fraud may be brought; or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this paragraph 8 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

9.

Property Taxes and Adjustments. The current year's property taxes will be prorated as of the DTM Asset Purchase Closing Date. Taxes for prior years and roll back taxes, if any, will be paid by Seller. Any special tax or other assessments accruing prior to the date of this contract shall be paid by Seller.

10.

Bill of Sale. Before the DTM Asset Purchase Closing, Seller will deliver to the escrow company a Bill of Sale which has been approved and reviewed by Buyer for all of the Assets that constitute personal property which are being sold to Buyer, together with proper documentation as to mineral claims, water rights and permits and all equipment and improvements to the property as listed on the schedules attached hereto.

11.

Title Assurance & Insurance. Seller agrees to furnish Buyer on the DTM Asset Purchase Closing Date, an Affidavit from Seller that the Claims are free from all encumbrances other than the royalty agreement in favor of Crown Mines as set forth in the agreement between Seller and Crown Mines dated May 31, 2007. Seller further represents that the interests both real and personal as well as license and permits included herein have not been utilized for guarantee or pledge by Seller for any other purpose. This is further subject to Buyer obtaining proper title insurance from Old Republic National Title Insurance Company as it is applicable to the various parts of the transaction as may be deemed requisite to close,

12.

Mining Permit. Seller has been issued a Large Scale Mining Permit by the State of Utah, Department of Natural Resources (as shown in Schedule "E"). At the DTM Asset Purchase Closing, such permit will be in full force and effect and Seller will not be in material violation of any term or provision or requirement of such permit.

13.

Condition of Premises. Buyer acknowledges and agrees that, in reference to the physical condition of the Property, it is purchasing the Property in its "As-Is" condition without expressed or implied warranties of any kind except as described herein. Seller acknowledges and agrees that, in reference to the physical condition of the Property, Seller agrees to: (a) disclose in writing to Buyer defects in the Property known to Seller that materially affect the value of the Property that cannot be discovered by a reasonable inspection by an ordinary prudent Buyer; and (b) carefully review, complete, and provide to Buyer a written Seller Property Condition Disclosure (Land) statement (a draft of which is attached hereto as Schedule F which shall be updated prior to the DTM Asset Purchase Closing). Seller hereby represents and warrants that to the best of its knowledge: (a) as of the DTM Asset Purchase Closing Date there will be no undisclosed environmental hazards on the Property, (b) hazardous materials that exist on the Property have been handled and stored in accordance with applicable environmental laws and regulations, and (b) all material licenses and regulatory approvals will be in place as of the DTM Asset Purchase Closing Date.

14.

Inspections. This Agreement is subject to satisfactory reports, at Buyer's sole discretion, by inspectors chosen by Buyer. Seller to give full access to the Property. The following inspections may be required by Buyer at Buyer's expense prior to the DTM Asset Purchase Closing Date:

-Regulatory

-Geological and Engineering Records

-Appraisal

-Title/Survey

-Records

-Any additional requirements of Buyer

15.

Risk of Loss. The risk of hazard or casualty loss of damage to the Property shall be born by Seller until transfer of title except to the extent of losses that are directly or indirectly the result of Seller's inspection of the Property. Seller agrees to use its best efforts to maintain property in good repair prior to the DTM Asset Purchase Closing Date.

16.

Prorating. Standard pro-rations to be performed at the DTM Asset Purchase Closing Date in cash.

17.

Access. Seller will grant Buyer full access to the facilities as well as all of Seller's books and records.

18.

Assignment by Purchaser. This Agreement may be assigned by Buyer to a single/special purpose entity affiliated with Buyer, without the prior written consent of all of the parties hereto.

19.

Written Amendments. No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Agreement.

20.

Notices. All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing. The addresses of the parties for purposes of this Agreement are:

(i)

If to Seller or Parent: Edward E. Winders

Chairman of the Board, UNICO, Inc. 1440 Saint Mary Street

  New Orleans, LA 70130

  Tel. (518) 469-6484

Seller's and Parent's Attorney:

Robert Wilkinson, Esq. 136 East South Temple Suite 2400

Salt Lake City, UT 84111 Tel. (801) 533-9645

(ii) If to Buyer:

79th Street Mines, LLC.

John Clinedinst, Managing Member 232 Madison Ave. Suite 204

New York, New York, 10016

Buyer's Attorney:

Kathleen Niew, Esq. The Niew Group

1000 Jorie Blvd. Suite 206 Oak Park, IL 60523

21. Further Documentation. Each party undertakes to execute and deliver to the other party whatever documents that may be required to better carry out the intent of this Agreement.

22.

Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of Utah whose courts shall have sole jurisdiction therein. Each party hereby agrees to the jurisdiction of the courts of State of Utah, USA.

23.

Board Approval. This Agreement and the obligations of Seller and Buyer hereunder are subject to approval of this Agreement by the Board of Directors of Parent.

(signature page to follow)

IN WITNESS WHEREOF: the parties hereto have caused this agreement to be executed by their respective duly authorized representatives as of the dates indicated below;

Buyer: 79th Street Mines, LLC.

By:  /s/ John M. Clinedinst_______

  John M. Clinedinst, Manager

Seller: Deer Trail Mining Company, LLC

By:

_/s/ Mark A. Lopez_________

Name:  Mark A. Lopez

Title:  Manager

Seller Parent Company: Unico, Incorporated

By:

/s/ Edward E. Winders______

Name: Edward E. Winders

Title: Chairman of the Board of Directors

SEC/1097